ROPES & GRAY
                               225 FRANKLIN STREET
                                  BOSTON 02110

CABLE ADDRESS "ROPGRALOR"                               AREA CODE 617-423-6100
TELEX NUMBER 940519

                                    March 13, 1980

Colonial Money Market Trust
One Financial Center
Boston, Massachusetts  02111


Gentleman:

         We are furnishing this opinion with respect to the proposed offer and sale from time to time of an indefinite number of shares of beneficial interest (the "Shares") of Colonial Money Market Trust (the "Trust") covered by its Registration Statement on Form N-1, to which this opinion is an exhibit, being filed with the Securities and Exchange Commission.

         We have acted as counsel for the Trust since its organization and are familiar with the action taken by its Trustees to authorize the issuance of the Shares. We have examined its records of trustee action, its By-Laws and its Agreement and Declaration of Trust on file at the office of the Secretary of The Commonwealth of Massachusetts and The Boston City Clerk. We have also examined such other documents as we deem necessary for the purpose of this opinion.

         We supervised the action taken by the Trust in connection with its proposed registration with the Securities and Exchange Commission as a management investment company by filing a Notification of Registration on Form N-8A under the federal Investment Company Act of 1940. We have examined executed copies of a Registration Statement under said Act and under the federal Securities Act of 1933 on Form N-1, in the form to be filed with the Securities Exchange Commission.

         We assume that appropriate action will be taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating sales and offerings of securities.

         Based upon the foregoing, we are of the opinion that:

          1. The Trust has been established and is validly existing as an unincorporated voluntary association in conformity with the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of shares of beneficial interest.

          2. Upon issue of any of the Shares for cash at net asset value and receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders of such a trust could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust provides for indemnification out of the Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

         We consent to the filing of this opinion with and as a part of said Registration Statement on Form N-1and amendments thereto and to the reference to our firm in the Prospectus included in said Registration Statement on Form N-1 under the caption "Legal Counsel".

                                            Very truly yours,


                                            Ropes & Gray